EXHIBIT 10.12

                  Securities Purchase Agreement

              Letter of Terra Silex Holdings, LLC.
                          July 23, 2001



Gary Novinskie
President
Daleco Resources, Inc.
West Chester, PA  19380

Dear Gary,

     This letter, when accepted by you, will set forth the intent of the parties as to general terms upon which Terra Silex
Holdings LLC. ("Terra Silex") will acquire up to 30% of the Common Stock of Daleco Resources Inc. ("Daleco") ("Common
Stock").

     1. At the closing of the sale ("Closing"), Daleco will receive in immediately available funds (a) not less than $4,000,000 or such greater amount as necessary so that Terra Silex will own, immediately after Closing, 30% of the issued and outstanding Common Stock. The Common Stock will be purchased at the price of $1.75 per share.;

     2.  At the Closing, Terra Silex would receive:

         (a)  2,285,714 shares of Daleco common stock;

         (b)  2 seats on the board of directors of Daleco;

         (c) "Dilution Protection" in the form of warrants at an exercise price equal to $2 per share. Said "Dilution Protection" shall be limited to the conversion and/or execution of all outstanding preferred shares, options and warrants existing as of the date of this Letter of Intent and expressly excludes any subsequent transaction(s); and,

         (d) A 3% commission on any contract executed by Daleco for the sale and/or lease of products and services obtained by and through the direct efforts of Terra Silex, but not otherwise. Said commission to be directly applied to the potential execution of any warrants issued to Terra Silex as part of the "Dilution Protection".

     3. Daleco will provided a "discussion draft" of the Stock Purchase Agreement by August 3, 2001. The Stock Purchase Agreement will provide for normal representations and warranties associated with this type of equity transaction. The parties will work in good faith to sign a definitive Stock Purchase Agreement on or before August 31, 2001 ("Closing Date").

     4. Each party shall bear its own legal, investment banking, and other expenses in connection with the negotiation, documentation, and closing of the stock acquisition, whether or not the closing occurs. No party has engaged any broker or finder in connection with the acquisition.

The parties agree that this letter is merely an expression of intent and neither party is under any legal obligation to the other (and no third party shall have any right) until a definitive Purchase Agreement is executed

     If the foregoing is in accordance with your understanding, please execute and return the enclosed copy of this letter.

                              Very truly yours,



                              Managing Partner,
                              Terra Silex LLC.


Agreed to this day of July, 2001
Daleco Ressources Corporation

By________________________
  President